Exhibit 99.1

Contacts:
Dan Darazsdi
+910 558 7915 dan.darazsdi@wilm.ppdi.com

Craig Eastwood
+910 558 7585 craig.eastwood@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

Highlights:

•	$690 million in new authorizations

•	Book-to-bill ratio of 1.51

•	Development segment net revenue growth of 15.9 percent over Q1 2007

•	Record cash flow from operations of $117 million

WILMINGTON, NC, April 22, 2008 - PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the first quarter ended March 31, 2008.

PPD recorded net revenue of $396.2 million for the first quarter of 2008, an increase of 19.3 percent over net revenue of $332.3 million for the first quarter of 2007. First quarter 2008 net revenue included a $15.0 million milestone payment triggered by the FDA’s acceptance of Takeda Pharmaceutical Company Limited’s new drug application (NDA) for alogliptin, a highly selective DPP-4 inhibitor for the treatment of type 2 diabetes.

Income from operations for first quarter 2008 was $67.9 million, compared to income from operations of $60.0 million for the same period in 2007. Research and development expense for the first quarter 2008 was $4.3 million, compared to $1.9 million for the same period last year. This increase in R&D expense was related primarily to the costs incurred in conducting trials for PPD’s statin compound for the treatment of dyslipidemia. In March 2008, Accentia Biopharmaceuticals, Inc. announced the results of its SinuNase Phase III clinical trial and reported that SinuNase failed to meet its goal in treating chronic sinusitis patients. As a result, PPD’s income from operations for the first quarter 2008 included a charge to write-off the $1.6 million of remaining unamortized value of its royalty interest in SinuNase.

First quarter 2008 GAAP earnings per diluted share were $0.33, compared to earnings per diluted share of $0.35 for the same period last year. First quarter 2008 GAAP earnings per diluted share included charges of $12.5 million, net of tax. These charges, net of tax, consisted of a $1.1 million write-off of the royalty interest in SinuNase noted above, a $6.5 million impairment of our equity investment in Accentia and a $4.9 million impairment of an investment in PPD’s short-term investment portfolio. Excluding these charges, non-GAAP earnings per diluted share for the first quarter 2008 were $0.44.

Segment performance

Development segment net revenue for the first quarter of 2008 was $347.8 million, an increase of 15.9 percent over the same period in 2007. Development segment income from operations for the first quarter of 2008 was $58.3 million, compared to $61.6 million for the same period in 2007.

Discovery sciences segment net revenue for the first quarter of 2008 was $19.7 million, compared to $4.5 million in the same period last year. Net revenue for this segment included the $15.0 million milestone payment from Takeda, which was partially offset by the increase in R&D expense noted above. Discovery sciences segment first quarter 2008 income from operations was $9.6 million, compared to a loss from operations of $1.5 million for the first quarter of 2007.

Other Financial Information

New business authorizations for the first quarter of 2008 totaled $690.0 million, a new record and a 27.7 percent year-over-year increase. The cancellation rate for the first quarter of 2008 was 19.6 percent, resulting in a book-to-bill ratio of 1.51. Backlog at March 31, 2008 was $2.84 billion. Year-to-date (YTD) days sales outstanding (DSO) at March 31, 2008 were 46.0 days, compared to YTD DSO at December 31, 2007 of 50.8 days. First quarter 2008 cash flow from operations was $117 million. At March 31, 2008, PPD had $602 million in cash, cash equivalents and short-term investments, and no long-term debt. The effective tax rate for the first quarter 2008 was 30.0%, which was positively impacted by a tax benefit realized from the disposal of certain assets.

“Building on the momentum from late 2007, we posted record bookings and a strong book-to-bill ratio, and ended the quarter with a solid backlog of $2.84 billion,” said Fred Eshelman, chief executive officer of PPD. “We generated outstanding cash flow from our business operations and are making real progress on improving DSO.” Commenting on compound partnering, Eshelman stated, “Although we were disappointed with the results of the SinuNase Phase III trial, we are pleased with the FDA’s acceptance of the NDA for alogliptin and the overall progress of our compound partnering portfolio.”

The company is disclosing non-GAAP earnings per diluted share for the first quarter of 2008 because the charges for the write-off of the SinuNase royalty interest, the impairment of the equity investment in Accentia and the impairment of the short-term investment are not directly related to the revenue and expense associated with the core development services we provide to our clients. While this non-GAAP financial measure is not superior to or a substitute for the comparable GAAP measure of earnings per diluted share, we believe this information is useful to investors for period-to-period comparisons and because it provides additional information on the performance of PPD’s core service businesses. The company’s management also uses this information to measure operating performance and to compare that performance with results from prior periods and the performance of PPD’s competitors.

PPD will conduct a live conference call and audio webcast tomorrow, April 23, 2008, at 9:00 a.m. EST to discuss its first quarter 2008 results. A Q&A session will follow. To access the webcast, please visit http://www.ppdi.com and follow the directions under the Investor Presentations & Events link in the Corporate section of the PPD Web site. A replay of the webcast will be available shortly after the call. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial number:

Participant toll free dial in: +877 644 0692
Conference ID: 39991203

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 31 countries and more than 10,400 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

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Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about the company’s backlog, future growth and compound partnering business, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; risks associated with acquisitions and investments, such as impairments; failure or refusal of the FDA to approve the NDA for alogliptin; risks associated with the development and commercialization of drugs, including R&D expense, earnings dilution and obtaining regulatory approvals; risks associated with and dependence on collaborative relationships; currency fluctuations; the ability to attract and retain key personnel; rapid technological advances that make our products and services less competitive; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; competition within the outsourcing industry; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	GAAP		Non-GAAP
	Three Months Ended March 31,		Adjustments	Three Months Ended March 31, 2008, as adjusted
	2008	2007	2008
Net revenue:
Development	$347,798	$300,156	$—	$347,798
Discovery Sciences	19,767	4,383	—	19,767
Reimbursed out-of-pockets	28,681	27,713	—	28,681

Total net revenue	396,246	332,252	—	396,246

Direct costs:
Development	177,190	151,915	—	177,190
Discovery Sciences	2,708	2,358	—	2,708
Reimbursable out-of-pocket expenses	28,681	27,713	—	28,681

Total direct costs	208,579	181,986	—	208,579

Research and development	4,330	1,905	—	4,330
Selling, general and administrative	98,930	75,738	—	98,930
Depreciation and amortization	14,871	12,586	—	14,871
Impairment of intangible asset	1,607	—	(1,607)	—

Income from operations	67,929	60,037	1,607	69,536

Impairment of investments	(16,319)	—	16,319	—
Other income, net	5,717	4,559	—	5,717

Income before income taxes	57,327	64,596	17,926	75,253
Income tax expense	17,198	22,609	5,378	22,576

Net income	$40,129	$41,987	$12,548	$52,677

Net income per share:
Basic	$0.34	$0.36		$0.44

Diluted	$0.33	$0.35		$0.44

Dividends declared per common share	$0.10	$0.03

Weighted average number of shares outstanding:
Basic	119,386	117,875		119,386

Diluted	120,996	119,329		120,996

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2008	December 31, 2007
Cash, cash equivalents and short-term investments	$601,889	$502,384
Accounts receivable and unbilled services, net	446,820	481,477
Working capital	665,649	599,980
Total assets	1,751,356	1,684,375
Unearned income	217,174	205,779
Shareholders’ equity	1,209,458	1,150,096

Additional information

(in thousands)

(unaudited)

Cash, cash equivalents and short-term investments categories

Cash and cash equivalents	$372,977	$171,427
Auction Rate Securities	176,350	209,475
Other municipal debt securities	34,011	111,230
Other securities	18,551	10,252

	$601,889	$502,384